Richard Chiang

ALPINE 5 Inc.

460 Brannan Street, Suite 78064

San Francisco, CA 94107

June 26, 2014

Board of Directors of ALPINE 5 Inc.

460 Brannan Street, Suite 78064

San Francisco, CA 94107

In connection with the executed share purchase agreement (SPA) with YILAIME Corporation dated June 18, 2014, and closing on June 26, 2014, please accept this notice that effective today, June 26, 2014, I hereby resign from my positions and all duties as President, CEO, CFO, Secretary and Chairman of the Board of Directors, of ALPINE 5 Inc.

Sincerely,

/s/ Richard Chiang

Richard Chiang

President, CEO, CFO, Secretary and Chairman of the Board of Directors

ALPINE 5 Inc.